Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 5 Year Autocallable Securities Linked to the Worst of RTY and SPXDPU1 Preliminary Terms This summary of terms is not complete and should be read with the preliminary pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlyings: The Russell 2000 ® Index (ticker: “RTY”) and the S&P 500 Dynamic Participation Index (ticker: “SPXDPU1”) Pricing date: October 18, 2023 Valuation dates: Quarterly, beginning approximately one year after issuance Final valuation date: October 18, 2028 Maturity date: October 23, 2028 Final buffer value: For each underlying, 85.00% of its initial underlying value Buffer percentage: 15.00% Automatic early redemption: If on any valuation date prior to the final valuation date the closing value of the worst performer is greater than or equal to its initial underlying value, the securities will be automatically called for an amount equal to the principal plus the applicable premium Premium: At least 10.00% per annum* CUSIP / ISIN: 17291QVF8 / US17291QVF89 Initial underlying value: For each underlying, its closing value on the pricing date Final underlying value: For each underlying, its closing value on the final valuation date Underlying return: For each underlying on any valuation date, (i) its current closing value minus initial underlying value, divided by (ii) its initial underlying value Worst performer: On any valuation date, the underlying with the lowest underlying return Payment at maturity (if not autocalled): • If the final underlying value of the worst performer on the final valuation date is greater than or equal to its initial underlying value: $1,000 + the premium applicable to the final valuation date • If the final underlying value of the worst performer on the final valuation date is less than its initial underlying value but greater than or equal to its final buffer value: $1,000 • If the final underlying value of the worst performer is less than its final buffer value: $1,000 + [$1,000 п (the underlying return of the worst performer on the final valuation date + the buffer percentage)] If the securities are not automatically redeemed prior to maturity and the final underlying value of the worst performer on the final valuation date is less than its final buffer value, which means that the worst performer on the final valuation date has depreciated from its initial underlying value by more than the buffer percentage, you will lose 1 % of the stated principal amount of your securities at maturity for every 1 % by which that depreciation exceeds the buffer percentage . All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc . and Citigroup Inc . Stated principal amount: $1,000 per security Preliminary pricing supplement: Preliminary Pricing Supplement dated October 4, 2023 * The actual premium will be determined on the pricing date.

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Hypothetical Payment at Maturity per Security *** Assumes the securities have not been automatically redeemed prior to maturity. Hypothetical Worst Underlying Return on Final Valuation Date Hypothetical Payment at Maturity 1 0 0 .0 0% $1 , 5 00 .00 50 .0 0% $1 , 5 00 .00 25 .0 0% $1 , 5 00 .00 0.00% $1 , 5 00 .00 - 0 . 0 1% $1 , 0 00 .00 - 15 .0 0% $1 , 0 00 .00 - 15 .0 1% $ 9 99 . 90 - 25 .0 0% $ 9 00 . 00 - 50 .0 0% $ 6 50 . 00 - 75 .0 0% $ 4 00 . 00 - 1 0 0 . 0 0% $ 1 50 . 00 *** The hypothetical assumes that the premium on the final valuation date will be set at the lowest value indicated in this offering summary. Hypothetical Interim Payment per Security ** Valuation Date on which the Closing Value of the Worst Performer Equals or Exceeds Initial Underlying Value Premium Hypothetical Redemption October 21, 2024 10.00% $1 , 1 00 .00 January 21, 2025 12.50% $1 , 1 25 .00 April 21, 2025 15.00% $1 , 1 50 .00 July 18, 2025 17.50% $1 , 1 75 .00 October 20, 2025 20.00% $1 , 2 00 .00 January 20, 2026 22.50% $1 , 2 25 .00 April 20, 2026 25.00% $1 , 2 50 .00 July 20, 2026 27.50% $1 , 2 75 .00 October 19, 2026 30.00% $1 , 3 00 .00 January 19, 2027 32.50% $1 , 3 25 .00 April 19, 2027 35.00% $1 , 3 50 .00 July 19, 2027 37.50% $1 , 3 75 .00 October 18, 2027 40.00% $1 , 4 00 .00 January 18, 2028 42.50% $1 , 4 25 .00 April 18, 2028 45.00% $1 , 4 50 .00 July 18, 2028 47.50% $1 , 4 75 .00 If the closing value of the worst performer is not greater than or equal to the initial underlying value on any interim valuation date, then the securities will not be automatically redeemed prior to maturity and you will not receive a premium following that valuation date. ** The hypotheticals assume that the premium applicable to each valuation date will be set at the lowest value indicated in this offering summary.

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Selected Risk Considerations • You may lose a significant portion of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value of the worst performer on the final valuation date. If the final underlying value of the worst performer on the final valuation date is less than its final buffer value, which means that the worst performer on the final valuation date has depreciated from its initial underlying value by more than the buffer percentage, you will lose 1% of the stated principal amount of your securities for every 1% by which that depreciation exceeds the buffer percentage. • Your potential return on the securities is limited. • The securities do not pay interest. • The securities are subject to heightened risk because they have multiple underlyings. • The return on the securities depends solely on the performance of the worst performer. As a result, the securities are subject to the risks of each of the underlyings and will be negatively affected if any one underlying performs poorly. • You will be subject to risks relating to the relationship between the underlyings. The less correlated the underlyings, the more likely it is that any one of the underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlyings to perform poorly. • You will not receive dividends or have any other rights with respect to the underlyings. • The securities may be automatically redeemed prior to maturity. • The securities offer downside exposure, but no upside exposure, to the underlyings. • The securities are particularly sensitive to the volatility of the closing values of the underlyings on or near the valuation dates . • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc . and Citigroup Inc . If Citigroup Global Markets Holdings Inc . defaults on its obligations under the securities and Citigroup Inc . defaults on its guarantee obligations, you may not receive anything owed to you under the securities . • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity . • The estimated value of the securities on the pricing date will be less than the issue price . For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement . • The value of the securities prior to maturity will fluctuate based on many unpredictable factors . • The Russell 2000 ® Index is subject to risks associated with small capitalization stocks . • The issuer and its affiliates may have conflicts of interest with you . • The U . S . federal tax consequences of an investment in the securities are unclear . The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 270327 and 333 - 270327 - 01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.